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                                     2000
                        NON-QUALIFIED STOCK OPTION PLAN
                                      OF
                             TECH DATA CORPORATION


1.   PURPOSE.

     The purposes of the 2000 Non-Qualified Stock Option Plan of Tech Data Corporation (the "Plan") are to advance the interests of the Company and its shareholders by strengthening the ability of the Company to attract, retain and reward selected employees, to motivate selected employees to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to encourage ownership of the Common Stock of the Company by participating employees allowing such employees to participate in the long-term growth of the Company. The Plan authorizes non-qualified stock options.

2.   DEFINITIONS.

     For the purposes of the Plan, the following terms shall have the following meanings:

     (a)  "BOARD OF DIRECTORS" means the Board of Directors of the Company.

     (b) "COMMITTEE" means the committee of the Board of Directors established and constituted as provided in Section 5 of the Plan.

     (c) "COMMON STOCK" means the common stock, par value of $.0015, of the Company, or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

     (d)  "DISABILITY" means disability of the Holder within the meaning of
Section 22(e)(3) of the Internal Revenue Code ("Code").

     (e) "COMPANY" means Tech Data Corporation, a Florida corporation, or any successor corporation.

     (f) "EMPLOYEE" means any individual, including any non-executive officer of the Company, who is on the active payroll of the Company or a Subsidiary at the relevant time.

     (g) "FAIR MARKET VALUE" means, in respect of any date on or as of which a determination thereof is being or to be made, the last sales price per share of the Common Stock reported on such date on The Nasdaq National Market or on any other national securities exchange registered under the Exchange Act upon which the Common Stock is then listed, or, if the Common Stock was not traded on such date, on the next preceding day on which sales of shares of the Common Stock were reported on The Nasdaq National Market or on any other national securities exchange registered under the Exchange Act upon which the Common Stock is then listed.

     (h) "NON-QUALIFIED STOCK OPTION" means any option to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

     (i) "PARTICIPANT" means any Employee of the Company or a Subsidiary who receives a grant under the Plan.

     (j) "PLAN" means this 2000 Non-Qualified Stock Option Plan of the Company, as set forth herein and as hereafter amended from time to time in accordance with the terms hereof.
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     (k)  "RETIREMENT" means approved retirement as determined by the Committee or its designee, established and constituted as provided in Section 5 of the Plan.

     (l) "STOCK OPTION" means any Non-Qualified Stock Option granted pursuant to Section 6 of the Plan.

     (m) "SUBSIDIARY" means any corporation or entity in which the Company directly or indirectly owns or controls 50% or more of the equity securities issued by such corporation or entity having the power to vote for the election of directors.

3.   EFFECTIVE DATE; TERM.

     (a)  EFFECTIVE DATE. The Plan shall be effective on April 3, 2000.

     (b) TERM. The Plan shall remain in effect until June 20, 2010, unless sooner terminated by the Board of Directors. Termination of the Plan shall not affect grants then outstanding.

4.   SHARES OF COMMON STOCK SUBJECT TO PLAN.

     (a) MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN. The maximum aggregate number of shares of Common Stock which may be issued pursuant to the Plan, subject to adjustment as provided in Section 4(b) of the Plan, shall be 1,500,000, plus (i) any shares of Common Stock issued under the Plan that are forfeited back to the Company or are canceled, and (ii) any shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Company by a Participant as full or partial payment of the exercise price of any Stock Option granted pursuant to the Plan or in payment of any applicable withholding for federal, state, city, local or foreign income, payroll or other taxes incurred in connection with the grant, vesting or exercise of any Stock Option granted under the Plan. The shares of Common Stock which may be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional share of the Common Stock shall be issued under the Plan. Awards of fractional shares of the Common Stock, if any, shall be settled in cash.

     (b) ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event of any change in the capital structure, capitalization or Common Stock of the Company such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Board of Directors in its discretion may deem appropriate to reflect such change shall be made with respect to: (i) the maximum number of shares of Common Stock which may be (1) issued pursuant to the Plan, (2) the subject of any type of grant under the Plan, and (3) granted or issued to any Participant pursuant to any provision of the Plan; (ii) the number of shares of Common Stock subject to any outstanding Stock Option, made to any Participant under the Plan; (iii) the per share exercise price in respect of any outstanding Stock Options; and (iv) any other term or condition of any grant affected by any such change.

5.   ADMINISTRATION.

     (a) THE COMMITTEE. The Plan shall be administered by the Committee to be appointed from time to time by the Board of Directors and comprised of not less than three members. Members of the Committee shall serve at the pleasure of the Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the acts of a majority of the

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members present at any meeting at which a quorum is present shall be the acts of the Committee. Any one or more members of the Committee may participate in a meeting by conference telephone or similar means where all persons participating in the meeting can hear and speak to each other, which participation shall constitute presence in person at such meeting. Action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held. The Company shall make grants under the Plan in accordance with the terms and conditions specified by the Committee, which terms and conditions shall be set forth in grant agreements in such forms as the Committee shall approve.

     (b) COMMITTEE POWERS. The Committee shall have full power and authority to operate and administer the Plan in accordance with its terms. The powers of the Committee include, but are not limited to, the power to: (i) select Participants from among the Employees of the Company and Subsidiaries including establishing guidelines, criteria, and overall numbers of and limits of grants; (ii) establish the terms and conditions of all grants made under the Plan, subject to any applicable limitations set forth in, and consistent with the express terms of, the Plan; (iii) make grants, conditionally or unconditionally, and consistent with, the express provisions of the Plan; (iv) reduce the amount of any grant; (v) prescribe the form or forms of grant agreements and offer instruments evidencing grants under the Plan; (vi) construe and interpret the Plan and make any determination of fact incident to the operation of the Plan;
(vii) promulgate, amend and rescind rules and regulations relating to the implementation, operation and administration of the Plan; (viii) adopt such modifications, procedures and subplans as may be necessary or appropriate to comply with the laws of other countries with respect to Participants or prospective Participants employed in such other countries; (ix) in its sole discretion to accelerate the date on which any option may be exercised and may accelerate the vesting of any shares of Common Stock subject to any option or previously acquired shares by the exercise of any option; (x) the power to delegate responsibility for Plan operation, management and administration on such terms consistent with the Plan, as the Committee may establish; (xi) delegate to other persons the responsibility for performing administrative or ministerial acts in furtherance of the Plan; (xii) engage the services of persons and firms, including banks, consultants , insurance companies and broker-dealers in furtherance of the Plan's activities; and (xiii) make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the Plan.

     (c) COMMITTEE'S DECISIONS FINAL. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan, and of any grant agreement, shall be final, conclusive and binding upon all Participants, and all persons claiming through Participants, affected thereby.

6.   STOCK OPTIONS.

     (a) IN GENERAL. Options to purchase shares of Common Stock may be granted under the Plan and shall be Non-Qualified Stock Options. All Stock Options shall be subject to the terms and conditions of this Section 6 and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine.

     (b) ELIGIBILITY AND LIMITATIONS. Any non-executive officer of the Company and any other Employee of the Company or a Subsidiary may be granted Stock Options. The Committee shall determine, in its discretion, the Employees to whom Stock Options will be granted, the timing of such grants, and the number of shares of Common Stock subject to each Stock Option granted. In no event shall any Stock Option be granted to a Participant in exchange for the Participant's agreement to the cancellation of one or more Stock Options then held by such Participant if the exercise price of the new grant is lower than the exercise price of the grant to be cancelled and in no event shall any Stock Option be amended to reduce the option price, except as contemplated by Section 4(b) of the Plan.

     (c) OPTION EXERCISE PRICE. The per share exercise price of each Stock Option granted

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under the Plan shall be determined by the Committee prior to or at the time of
Grant.

     (d) OPTION TERM. The term of each Stock Option shall be fixed by the Committee.

     (e) EXERCISABILITY. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that no Stock Option shall be exercisable during the first six months after the date such Stock Option is granted. No Stock Option may be exercised unless the holder thereof is at the time of such exercise an Employee and has been continuously an Employee since the date such Stock Option was granted, except that the Committee may permit the exercise of any Stock Option for any period following the Participant's termination of employment not in excess of the original term of the Stock Option on such terms and conditions as it shall deem appropriate and specify in the related grant agreement.

     (f) METHOD OF EXERCISE. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, plus any required withholding taxes, in cash or, if permitted by the terms of the related grant agreement or otherwise approved in advance by the Committee, in shares of Common Stock already owned by the Participant valued at the Fair Market Value of the Common Stock on the date of exercise. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved in advance by the Committee and to use the proceeds from such sale to pay the exercise price and withholding taxes.

7.   NON-TRANSFERABILITY OF GRANTS.

     No grant under the Plan, and no right or interest therein, shall be (i) assignable, alienable or transferable by a Participant, except by will or the laws of descent and distribution, or (ii) subject to any obligation, or the lien or claims of any creditor, of any Participant, or (iii) subject to any lien, encumbrance or claim of any party made in respect of or through any Participant, however arising. During the lifetime of a Participant, Stock Options are exercisable only by, and shares of Common Stock issued upon the exercise of Stock Options to, the Participant or his or her legal representative. The Committee may, in its sole discretion, authorize written designations of beneficiaries and authorize Participants to designate beneficiaries with the authority to exercise Stock Options granted to a Participant in the event of his or her death. Notwithstanding the foregoing, the Committee may, in its sole discretion and on and subject to such terms and conditions as it shall deem appropriate, which terms and conditions shall be set forth in the related grant agreement: (i) authorize a Participant to transfer all or a portion of any Stock Option granted to such Participant; provided, that in no event shall any transfer be made to any person or persons other than such Participant's spouse, children or grandchildren, or a trust for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration; and (ii) provide for the transferability of a particular grant pursuant to a qualified domestic relations order. All other transfers and any retransfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Stock Option which becomes the subject of permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes incurred as a result of any exercise of such Stock Option. In no event shall any permitted transfer of a Stock Option create any right in any party in respect of any Stock Option other than the rights of the qualified transferee in respect of such Stock Option specified in the related grant agreement.

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8.   CHANGE IN CONTROL.

     (a) EFFECT ON GRANTS. In the event of a Change in Control (as defined below) of the Company, except as the Board of Directors comprised of a majority of Continuing Directors may expressly provide otherwise, and notwithstanding any other provision of the Plan to the contrary, all Stock Options then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable.

     (b) CHANGE IN CONTROL DEFINED. A "Change in Control" of the Company shall occur when: (i) any Acquiring Person (other than the Company, any Subsidiary, any employee benefit plan of the Company or of any Subsidiary, or any person or entity organized, appointed or established by the Company or a Subsidiary for or pursuant to the terms of any such plans), alone, or together with its Affiliates and Associates, shall become the beneficial owner of fifty percent (50%) or more of the shares of Common Stock then outstanding and provided that the Continuing Directors of the combined companies specifically determine that it is a "change in control" of the Company; or (ii) the shareholders of the Company approve a definitive agreement for a merger or consolidation involving the Company which would result in the Common Stock outstanding immediately prior to such merger or consolidation continuing to represent (whether by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent of the combined voting power of the Company and such other entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (iv) the Continuing Directors no longer constitute a majority of the Board of Directors. "Acquiring Person" means any person (any individual, firm, corporation or other entity) who or which, together with all its Affiliates and Associates, shall be the beneficial owner of a substantial block of Common Stock. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act. "Continuing Director" means any individual who is a member of the Board of Directors, while such individual is a member of the Board of Directors, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board of Directors prior to the occurrence of a Change in Control, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or representative or nominee of an Acquiring Person or of any such Affiliate or Associate, and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

9.   AMENDMENT AND TERMINATION.

     The Board of Directors may at any time terminate the Plan, except with respect to grants then outstanding. The Board of Directors may amend the Plan at any time and from time to time in such respects as the Board of Directors may deem necessary or appropriate without approval of the shareholders.

10.  MISCELLANEOUS.

     (a) WITHHOLDING TAXES. Any applicable withholding for taxes of any kind will apply to all options granted under the plan at the time of grant, vesting or exercise as required. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of shares of Common Stock to be made under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If shares of Common Stock are used to satisfy withholding taxes, such shares shall be valued based on the Fair Market Value thereof on the date when the withholding for taxes is required to be made. The Company

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shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment of any amount (whether in cash or shares of Common Stock) under the Plan.

     (b) NO RIGHT TO EMPLOYMENT. Neither the adoption of the Plan nor the making of any grant shall confer upon any Employee any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Employee at any time, with or without cause.

     (c) SECURITIES LAW RESTRICTIONS. In no event shall the Company be obligated to issue or deliver any shares of Common Stock if such issuance or delivery shall constitute a violation of any provisions of any law or regulation of any governmental authority or securities exchange. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable Federal and state securities laws and regulations and all requirements of any securities exchange on which the Common Stock is listed.

     (d) GRANT AGREEMENTS. Each Participant receiving a grant under the Plan shall enter into a grant agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the grant and such related matters as the Committee shall, in its sole discretion, determine.

     (e) SEVERABILITY. In the event any provision of the Plan shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan.

     (f) TRANSITION - 1990 PLAN. The Plan replaces the 1990 Incentive and Non-Statutory Stock Option Plan (the "1990 Plan") and is effective on April 3, 2000. The 1990 Plan shall automatically terminate on June 20, 2000, except that such termination shall not affect any grants or awards then outstanding under the 1990 Plan.

     (g) GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Florida.

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